Exhibit 99.1

NEWS	Boston
FOR IMMEDIATE RELEASE	Scientific

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01780-1537

508-650-8000

www.bostonscientific.com

BOSTON SCIENTIFIC ANNOUNCES JURY VERDICT IN
PATENT LITIGATION WITH JOHNSON & JOHNSON

Natick, MA (June 21, 2005) -- Boston Scientific Corporation (NYSE: BSX) announced today that a jury in a patent infringement case in U.S. District Court in Delaware brought by Johnson & Johnson (NYSE: JNJ) against Boston Scientific has returned a verdict. The jury found that Boston Scientific’s TAXUS® Express™, Express™, Express™ Biliary, and Liberté™ stents infringe a J&J patent and that the Liberté stent infringes a second J&J patent. Boston Scientific had challenged the validity of one of the patents, and the jury upheld the patent’s validity.

The jury only determined liability; monetary damages will be determined in a later trial. J&J is not seeking injunctive relief against the TAXUS Express, Express, or Express Biliary products. The Company stated that it is disappointed in the jury’s decision, and that there are likely to be significant post-verdict motions and hearings, as well as an appeal of the decision.

Boston Scientific is a worldwide developer, manufacturer, and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with litigation and other factors described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:	Milan Kofol
508-650-8569
Investor Relations
Boston Scientific Corporation

Paul Donovan
508-650-8541
Media Relations
Boston Scientific Corporation